Exhibit 5.2

[Letterhead of Allen & Overy]

To: Covidien International Finance S.A. 3b, Boulevard Prince Henri L-1724 Luxembourg	Avocats à la Cour 33, avenue J.F. Kennedy PO Box 5017 L-1855 Luxembourg Tel +352 4444 55 1 Fax +352 4444 55 446

Our ref	0087012-0000001 LU:3473803.3

Luxembourg, 28 June 2010

Covidien International Finance S.A. (incorporated with limited liability under the laws of the Grand Duchy of Luxembourg)

Dear Sirs,

We have acted as special legal advisers in the Grand Duchy of Luxembourg (Luxembourg) to Covidien International Finance S.A., a Luxembourg public limited liability company (société anonyme) organized under the laws of Luxembourg, having its registered office at 3b, Boulevard Prince Henri, L-1724 Luxembourg and registered with the Luxembourg Trade and Companies Register under the number B 123527 (the Company).

We have examined: (i) the Registration Statement on Form S-3 filed on 21 June 2010 (the Registration Statement) with the Securities and Exchange Commission (the Commission), with respect to the registration by the Company of the offering and sale of an indeterminate amount (denominated in USD or a foreign currency, currency unit or composite currency) of senior or subordinated debt securities (the Debt Securities) being guaranteed by the Company’s parent, Covidien Ltd., a Bermuda company and Covidien Public Limited Company, an Irish company (Covidien plc) (the Debt Securities); (ii) the prospectus dated 21 June 2010 forming a part thereof, together with the documents incorporated therein by reference (the Base Prospectus); (iii) the preliminary prospectus supplement dated 21 June 2010 and the final prospectus supplement dated 21 June 2010 (the Supplement Prospectus, and together with the Base Prospectus, the Prospectus) in connection with the offering and sale by the Company of an aggregate amount of U.S. $500,000,000 aggregate principal amount of 1.875% Notes due 2013, U.S. $400,000,000 aggregate principal amount of 2.80% Notes due 2015 and U.S. $600,000,000 aggregate principal amount of 4.20% Notes due 2020 (collectively, the Securities). The Securities will be fully and unconditionally guaranteed as to payment of principal, premium and interest (the Guarantees) by the Company’s parent Covidien Ltd. and Covidien plc, (the Guarantors). The Notes and Guarantees are being issued under an Indenture dated as of 22 October 2007 by and among the Company, Covidien Ltd., Covidien plc and Deutsche Bank Trust Company Americas, as trustee (the Base Indenture), as supplemented in the last instance by a Sixth Supplemental Indenture dated as of the date hereof (the Sixth Supplemental Indenture and together with the Base Indenture, the Indenture).

Allen & Overy Luxembourg is an affiliated office of Allen & Overy LLP. Allen & Overy LLP or an affiliated undertaking has an office in each of: Amsterdam, Antwerp, Bangkok, Beijing, Bratislava, Brussels, Budapest, Dubai, Düsseldorf, Frankfurt, Hamburg, Hong Kong, London, Luxembourg, Madrid, Mannheim, Milan, Moscow, New York, Paris, Prague, Riyadh (associated office), Rome, Shanghai, Singapore, Tokyo, Warsaw.

I. DOCUMENTS

We have examined, to the exclusion of any other document, the following documents:

(a)	an electronic copy of the Registration Statement on Form S-3, including the Base Prospectus filed on 21 October 2007;

(b)	an electronic copy of the Supplement Prospectus dated as of 21 June 2010;

(c)	a copy received by e-mail of the executed Securities (the Executed Securities);

(d)	an copy received by email of the Indenture dated as of 22 October 2007;

(e)	a copy received by email of the executed Sixth Supplemental Indenture dated as of 28 June 2010;

(f)	a copy of the resolutions of the board of directors of the Company dated 27 May 2010 whereby the board of directors approved inter alia (i) the execution and delivery and performance of the Sixth Supplemental Indenture and the Notes (as defined below) and (ii) the issuance of the Securities (the Resolutions);

(g)	a copy of the consolidated articles of association of the Company as of 2 July 2009 (the Articles);

(h)	a copy received by e-mail of a director’s certificate dated 28 June 2010 signed by Mr Michelangelo Stefani as managing director of the Company which states inter alia that the execution of the Sixth Supplemental Indenture and the Notes and the issuance of the Securities do not contravene or constitute a default under any agreement or instrument governing debt of the Company or any other material agreement, judgment, injunction, order, decree or other instrument binding upon the Company (the Director’s Certificate);

(i)	a copy of an excerpt of the Luxembourg Trade and Companies’ Register pertaining to the Company dated 28 June 2010; and

(j)	a certificate issued by the 2nd section of the Luxembourg District Court, entrusted with commercial matters (greffe de la 2ème section du Tribunal d’Arrondissement de et à Luxembourg, chargée des affaires commerciales), dated 28 June 2010, certifying that, in accordance with the registers held with the District Court, the Company has, at that date, not been adjudicated bankrupt, nor has it filed for reprieve from payment (sursis de paiement), controlled management (gestion contrôlée) or composition with creditors (concordat préventif de faillite) (the Certificate).

In addition, on 28 June 2010, at 12:00 p.m. CET, we checked on the internet site of the Luxembourg Trade and Company Register and did not detect (i) actions for a voluntary or compulsory liquidation of the Company and/or (ii) steps to appoint a liquidator or a similar officer over or to wind up the Company at that date and time on record on the internet site of the Luxembourg Trade and Companies Register (the Search).

II. ASSUMPTIONS

For the purposes of this opinion, we have assumed with your consent, and we have not verified independently, the following:

(i)	that the Sixth Supplemental Indenture and the Notes have been executed by such person as specified in the Resolutions;

(ii)	the due and valid authorization, execution and delivery of the Sixth Supplemental Indenture and the Notes by all the parties thereto (other than the Company), as well as the power, authority, capacity and legal right of all the parties thereto (other than the Company) to enter into, execute, deliver and perform their respective obligations thereunder, and compliance with all applicable laws and regulations, other than Luxembourg law;

(iii)	that all authorizations, approvals and consents of any country other than Luxembourg which may be required in connection with the execution and delivery of the Sixth Supplemental Indenture and the Notes have been or will be obtained and that all internal corporate or other authorization procedures by each party (other than the Company) for the execution by it of the Sixth Supplemental Indenture and the Notes (or any document in connection therewith) to which it is expressed to be a party, have been duly fulfilled;

(iv)	that all the parties to the Sixth Supplemental Indenture and the Notes (other than the Company) are companies duly organized, incorporated and validly existing in accordance with the laws of the jurisdictions of their respective incorporation and/or their place of effective management, having a corporate existence, that in respect of all the parties to the Sixth Supplemental Indenture and the Notes, no steps have been taken pursuant to any insolvency proceedings to appoint an administrator, receiver or liquidator over the respective parties or their assets and that no voluntary winding-up of such parties has been recorded at the date hereof;

(v)	that the place of the central administration (siège de l’administration centrale) and the centre of main interests (as such term is defined in the Council Regulation (EC) No 1346/2000 of 29 May 2000 on insolvency proceedings, as amended) of the Company are located at its registered office (siège statutaire) in Luxembourg and that the Company complies with, and adheres to, the provisions of the Luxembourg act dated 31 May 1999 concerning the domiciliation of companies, as amended;

(vi)	that the entry and the performance by the Company under the Sixth Supplemental Indenture and the Notes will materially benefit the Company and is in its best interest, and for its corporate benefit;

(vii)	that the Securities will not be offered to the public in Luxembourg;

(viii)	that the Resolutions are in full force and effect, have not been amended or rescinded since the date referred to in paragraph I. (f) above, either in whole or in part, and accurately record the resolutions passed by the board of directors of the Company;

(ix)	that the Articles have not been amended since the date referred to in paragraph I. (g);

(x)	that any representation, warranty or statement of fact or law, other than as to the laws of Luxembourg, made in the Sixth Supplemental Indenture and the Notes is true, accurate and complete in all respects material to this opinion;

(xi)	the genuineness of all signatures, stamps and seals, the conformity to the originals of all the documents submitted to us as certified, photostatic, faxed or e-mailed copies or specimens and the authenticity of the originals of such documents;

(xii)	that all factual matters and statements relied upon or assumed herein are true and were true and complete on the date of execution of the Sixth Supplemental Indenture and the Notes (and any document in connection therewith);

(xiii)	that the Sixth Supplemental Indenture and the Notes are and will be effective, and will constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, under the laws of the State of New York by which they are expressed to be governed; and

(xiv)	that there are no provisions of the laws of any jurisdiction outside Luxembourg which would adversely affect, or otherwise have any negative impact on, the opinions expressed in this legal opinion.

III. OPINION

Based upon, and subject to, the assumptions made above and the qualifications set out below and subject to any matters not disclosed to us, we are of the opinion that, under the laws of Luxembourg in effect, and as construed and applied by the Luxembourg courts, on the date hereof:

1.	The Company is a limited liability company (société anonyme) validly organized and existing under the laws of luxembourg for an unlimited duration;

2.	The Company has the corporate power and authority under the laws of Luxembourg to enter into, execute and deliver the Sixth Supplemental Indenture and to issue the Notes.

3.	The Sixth Supplemental Indenture and the Notes have been duly authorized, executed and delivered by the Company.

IV. QUALIFICATIONS

The foregoing opinion is subject to the following qualifications.

(a)	The validity, legality and performance of the Sixth Supplemental Indenture and the Notes are subject to, and may be affected or limited by, the provisions of any applicable bankruptcy, insolvency, liquidation, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite), fraudulent conveyance (actio pauliana), reorganization or similar Luxembourg or foreign laws affecting the rights of creditors generally

(b)	The Search and, generally, a search at the Luxembourg Trade and Companies Register, including its internet site, and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) is not necessarily capable of conclusively revealing whether or not a winding-up petition or a petition or filing for bankruptcy, moratorium or reprieve from payment (sursis de paiement), controlled management (gestion contrôlée), general settlement or composition with creditors (concordat préventif de faillite) order or similar action has been presented or made.

Furthermore, the corporate documents (including, but not limited to, the notice of a winding-up order or resolution, notice of the appointment of a receiver or similar officer) may not be held at the Luxembourg Trade and Companies Register, including its internet site, and/or at the clerk’s office of the Luxembourg district court (sitting in commercial matters) immediately and there may be a delay in the relevant notice appearing on the files regarding the relevant party. Further, documents filed with the Luxembourg Trade and Companies Register, may have been mislaid or lost. In accordance with Luxembourg company law, changes or amendments to corporate documents to be filed at the Luxembourg Trade and Companies Register will be effective (opposable) vis-à-vis third parties only as of the day of their publication in the Mémorial, Recueil des Sociétés et Associations unless the company proves that the relevant third parties had prior knowledge thereof.

(c)	We express no opinion on the validity, legality and the enforceability of the Sixth Supplemental Indenture and the Notes.

(d)	We express no tax opinion whatsoever in respect of the Company or the tax consequences of the transactions contemplated by the Sixth Supplemental Indenture and the Notes (or any document in connection therewith) and we express no opinion on matters of fact or on matters other than those expressly set forth in this legal opinion, and no opinion is, or may be, implied or inferred herefrom.

(e)	Where any obligations are to be performed or observed or are based upon a matter arising in a jurisdiction outside Luxembourg, they may not be enforceable under Luxembourg law if and to the extent that such performance or observance would be unlawful, unenforceable or contrary to public policy under the laws of such jurisdiction or be contrary to International Public Policy in Luxembourg.

(f)	As used in this opinion, the term enforceable means that each obligation or document is of a type enforced by the Luxembourg courts. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to, inter alia, the nature of the remedies available in the Luxembourg courts, the acceptance by such court of jurisdiction, the discretion of the courts (within the limits of Luxembourg law), the power of such courts to stay proceedings, the provisions of Luxembourg civil procedure rules regarding remedies and enforcement measures available under Luxembourg law. Enforcement may further be limited by general principles of equity and good faith.

(g)	International Public Policy means the fundamental concepts of Luxembourg law that the Luxembourg courts may deem, in a given case, to be of such significance so as to exclude the application of an (otherwise applicable) foreign law deemed to be contrary to such concepts

This legal opinion is as of this date, and we undertake no obligation to update it or advise of changes hereafter occurring. We express no opinion as to any matters other than those expressly set forth herein, and no opinion is, or may be, implied or inferred herefrom. We express no opinion as to matters of fact.

This legal opinion is given on the express basis, accepted by each person who is entitled to rely on it, that this legal opinion and all rights, obligations or liability in relation to it are governed by, and shall be construed in accordance with, Luxembourg law and that any action or claim in relation to it can be brought exclusively before the courts of Luxembourg. Luxembourg legal concepts are expressed in English terms and not in their original French or German terms. The concepts concerned may not be identical to the concepts described by the same English terms as they exist under the laws of other jurisdictions.

It should be noted that there are always irreconcilable differences between languages making it impossible to guarantee a totally accurate translation or interpretation. In particular, there are always some legal concepts which exist in one jurisdiction and not in another, and in those cases it is bound to be difficult to provide a completely satisfactory translation or interpretation because the vocabulary is missing from the language. We accept no responsibility for omissions or inaccuracies to the extent that any are attributable to such factors.

This legal opinion is addressed to you personally in connection with the offering of the Executed Securities and may not be relied upon by you for any other purpose. For the purpose of the opinion to be addressed to you by the law firm of Ropes & Gray LLP, this opinion may be relied upon by them as if it were addressed to them. You may not give copies of this legal opinion to others, or enable or allow any person or persons to make public, quote, circulate, rely upon, refer to or otherwise use part or all of this legal opinion, without our prior written permission except that you may give copies to your legal advisers for the purposes of information only and on the strict understanding that we assume no responsibility whatsoever to them as a result or otherwise. Notwithstanding the foregoing, we consent to the filing of this opinion as an exhibit to the Form 8-K to be filed by Covidien plc with the Commission on or about 28 June 2010, and we further consent to the use of our name under the caption “Validity of Notes” in the Prospectus Supplement. In giving these consents, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Yours faithfully,

ALLEN & OVERY
Luxembourg

/s/ Marc Feider
Marc Feider
Avocat à la Cour
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